Exhibit 99
Lyle R. Knight
President & Chief Executive Officer
406/255-5326
email: lyle.knight@fib.com
February 5, 2010
To Our Shareholders,
Today, we received notification from our independent appraiser that the minority appraised value of our common stock, as of December 31, 2009, is $60.00 per share. Beginning today, February 5, 2010, and continuing through the close of business on Wednesday, February 17, 2010, we will receive requests from existing shareholders who desire to sell their shares of common stock to the Company at the price of $60.00 per share.
If you desire to make a redemption request, please contact Amy Anderson, Assistant Corporate Secretary, tel: (406) 255-5320, fax: (406) 255-5350, email: amy.anderson@fib.com, and notify her in writing of your name (as reflected on your stock certificate) and the number of shares you desire the Company to repurchase. Written requests must be received by Ms. Anderson prior to 5:00 p.m. on Wednesday, February 17, 2010. Please note the foregoing applies to shares of common stock held by shareholders outside of the Company’s 401(k) retirement plan. For shares held inside the Company’s 401(k) retirement plan, the same dates and times are applicable, but please contact Becky Achten, ERISA Specialist, tel: (406)255-5243, fax: (406) 255-5213, e-mail: becky.achten@fib.com.
If you make a redemption request, please keep in mind that the Company may not purchase your shares. The Company has no obligation under any Shareholder Agreement or by contract, policy or otherwise to repurchase any outstanding shares of common stock and we are subject to various limitations on the amount of common stock we may repurchase under covenants contained in our debt instruments. Moreover, applicable banking laws and regulations, together with prudent capital management policies and decisions, may also limit stock redemptions.
After the close of the window period on February 17, 2010, our Board of Directors (or the Executive Committee thereof acting on behalf of the Board of Directors) will make a determination regarding the stock repurchases, if any, the Company will make. In its determination, the Board will take into account the number of shares requested for redemption, our existing liquidity and capital resources, prevailing market and banking industry conditions, future capital needs and various other factors, including the Company’s recently filed registration statement and proposed initial public offering discussed below. We anticipate the Board will render its determination within two business days following the close of the window period, and will then communicate to those shareholders who made a request the details of the repurchase, if any, including the effects of any waiver by the Company to repurchase shares under any applicable Shareholder Agreement and any potential pro rata or other applicable provision in the event the number of requested shares exceeds the dollar amount available for redemptions.
Please remember that neither the Board of Directors nor the Company or management makes any recommendation to shareholders as to whether to sell or buy shares of our common stock. As has been the case historically, shareholders must make their own decisions whether to sell or buy stock, taking into account applicable investment, tax and other individual considerations.
As a reminder to those employees holding FIBS stock options, the quarterly window period applicable to stock repurchases will also apply if mature shares are utilized in a “cashless” exercise. Therefore, although stock option holders may exercise their vested stock options at any time, they will only be able to use already owned shares in a cashless exercise during the window period. Unlike stock redemptions, however, cashless exercises made during a window period will not require the delivery of a request beforehand and may be effected without waiting until the end of the window period.
If you are considering making a stock repurchase request, you should review our SEC filings before making any decision. These filings may be found on our website at www.firstinterstatebank.com/about/sec_filings.php and on the SEC’s website at www.sec.gov. Although all of our SEC filings are important and should be reviewed carefully, the following recent filings are of particular importance:
•	Preliminary Proxy Statement on Schedule 14A containing proposals to amend our existing Restated Articles of Incorporation at a Special Meeting of Shareholders. The proposed amendments include a proposal to recapitalize our common stock as follows: (i) redesignate our existing common stock as Class B common stock, with five votes per share, which upon transfer, except for certain permitted transfers, would automatically convert into shares of Class A common stock; (ii) increase the number of authorized shares of Class B common stock to 100,000,000 shares; and (iii) create a new class of common stock designated as Class A common stock, with one vote per share, consisting of 100,000,000 shares. The proposed amendments also include a proposal to effect a forward stock split ranging from 3:1 to 5:1 shares of Class B common stock. These and the other proposed amendments are necessary and appropriate in connection with our proposed initial public offering discussed below.

•	Registration Statement on Form S-1 for a proposed initial public offering of shares of Class A common stock. The Registration Statement registers a maximum aggregate offering price of Class A common stock to be sold in the proposed initial public offering of $115.0 million. This amount may be changed prior to commencement of the offering. The number of shares of Class A common stock to be sold by us in the proposed initial public offering and the initial public offering price of the Class A common stock will be negotiated by a special pricing committee of our Board of Directors and Barclays Capital Inc., as representative of the underwriters named in the Registration Statement. We intend to use the net proceeds from the proposed initial public offering to support our long-term growth, repay variable rate term notes issued under our syndicated credit agreement and for general corporate purposes, including potential strategic acquisitions. We intend to list the Class A common stock on the NASDAQ Stock Market under the symbol “FIBK.”

•	Current Report on Form 8-K (to be filed with the SEC on Monday, February 8, 2010) that will contain our earnings release for the fourth quarter and year ended December 31, 2009.
In addition to the above-referenced SEC filings, shareholders should also consider carefully the following additional information before making any decision with respect to a stock repurchase request:
•	There can be no assurance that the proposed initial public offering will be consummated. The Board may decide not to pursue the offering if it determines the offering is not in the best interests of the Company and its shareholders. If the offering is successfully completed, however, shareholders of the Company (other than those subject to certain lock-up agreements discussed below) will generally be able to sell their shares in the public market at prevailing market prices following the offering.

•	We currently anticipate that the proposed initial public offering, if successful, will be completed within the first half of 2010. This time frame, however, is only an estimate and is subject to fluctuating market conditions and other factors. Therefore, the timing could change significantly. As indicated above, there can be no assurance as to the offering or the timing thereof.

•	Although the Registration Statement on Form S-1 contemplates that the initial public offering will include the sale of Class A common stock by certain selling shareholders, the Company currently expects that the offering may consist solely of newly issued shares to be sold by the Company. This expectation is also subject to change in response to future market conditions and other factors.

•	In the proposed initial public offering, the underwriters will require that a number of shareholders enter into lock-up agreements containing certain transfer restrictions. These agreements will generally prevent such shareholders, consisting of the seventeen directors and five executive officers of the Company, members of the Scott family and other holders of sizeable positions of our common stock, from selling any shares of Class A common stock or Class B common stock for a period of six months following the offering.

•	The Company has not targeted a specific dollar amount or range to be used for stock repurchases in this current window period. As discussed above, the Board will take into account all relevant factors in making its determination with respect to the amount, if any, of stock repurchases. Because certain shareholders will be required to enter into the lock-up agreements described above, the Board may increase the dollar amount of the current stock repurchase over prior window periods to accommodate anticipated liquidity needs for those shareholders.

•	As indicated above, neither the Board of Directors nor the Company or management makes any recommendation to sell shares of our common stock or exercise stock options in the current repurchase window period. Shareholders must make their own decisions after consulting with their own investment, legal, tax and other advisors.
We are a family business that has emphasized our commitment to providing high-quality financial products and services, delivering quality customer service, effecting business leadership through professional and dedicated managers and employees, assisting our communities through socially responsible leadership and cultivating a strong and positive corporate culture. These are still the hallmarks of our Company which we will continue to honor and uphold. We appreciate the loyal support of our shareholders.
/s/ LYLE R. KNIGHT
Lyle R. Knight
PO Box 30918 • Billings, MT • 59116-0918 • (406)255-5390
www.firstinterstatebank.com

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